Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-187303

March 26, 2013

RDA Microelectronics, Inc.

RDA Microelectronics, Inc., or the Company, has filed a registration statement on Form F-3 (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-221-1037. You may also access the Company’s most recent prospectus by visiting EDGAR on the SEC website at:

http://www.sec.gov/Archives/edgar/data/1493637/000104746913003380/a2213924zf-3a.htm

The following information supplements and updates the information contained in the Company’s preliminary prospectus included in Amendment No. 1 to the Company’s registration statement on Form F-3 filed with the SEC on March 22, 2013, or the Preliminary Prospectus. This free writing prospectus reflects the following amendment that was made to the Preliminary Prospectus.

(1)          The following paragraph has been added as the fourth paragraph under the “Underwriting” section:

The IDG entities, which are existing shareholders of our company, and their affiliates have indicated to us their interest in subscribing for up to an aggregate of US$15 million of ADSs offered in this offering at the public offering price and on the same terms as the other ADSs being offered. Although we expect these shareholders to purchase these ADSs to the extent that the underwriters allocate to them, indications of interest are not binding agreements or commitments to purchase, and we and the underwriters are currently under no obligation to sell ADSs to them. The number of ADSs available for sale to the general public will be reduced to the extent that these existing shareholders or their respective affiliates purchase ADSs in the offering.